AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 2003


                                                    REGISTRATION NO. 333-105095
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
          -----------------------------------------------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------
                                 INTERACTIVECORP
                           (formerly USA Interactive)
             (Exact name of Registrant as specified in its charter)


                        DELAWARE           59-2712887
                    (State or other         (I.R.S.
                    jurisdiction of        Employer
                     incorporation       Identification
                    or organization)        Number)

                              152 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 314-7300

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 DAVID G. ELLEN
                                 VICE PRESIDENT,
                      ACTING GENERAL COUNSEL AND SECRETARY
                                 INTERACTIVECORP
                              152 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 314-7300
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)


                             -----------------------
                                 WITH A COPY TO:

                                PAMELA S. SEYMON
                         Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                               New York, New York
                                   10019-6150
                                 (212) 403-1000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                            -----------------------------


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

PROSPECTUS


                             [INTERACTIVECORP LOGO]


                      4,400,000 SHARES OF IAC COMMON STOCK




   This prospectus relates to the resale by the selling stockholders named in this prospectus of up to 4,400,000 shares of common stock, par value $0.01 per share, of InterActiveCorp, or IAC, to be issued upon the exercise of options granted by IAC to Dr. Georg Kofler under a stock option agreement, dated as of February 18, 2000, between IAC and Dr. Kofler. This prospectus also relates to the resale of an indeterminable number of additional shares of IAC common stock that may become issuable under the anti-dilution provisions of the stock option agreement. Throughout this prospectus, we refer to the options granted under the stock option agreement as the "Options" and the shares of IAC common stock offered by this prospectus as the "Shares."


   IAC will not receive any proceeds from the sale of the Shares. Other than as described in this prospectus, IAC does not know whether or when holders of the Options may exercise their Options for the Shares. After registration, the selling stockholders may sell the Shares issued upon exercise of the Options directly to purchasers. Alternatively, the selling stockholders may offer the Shares through dealers or agents on terms to be determined at the time of the sale. See "PLAN OF DISTRIBUTION."



   IAC common stock is quoted on the Nasdaq National Market under the symbol "IACI." On July 14, 2003, the last reported sale price of IAC common stock prior to printing of this prospectus was $42.28 per share.


   SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH PURCHASING IAC COMMON STOCK.


                             ---------------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE ILLEGAL.



                  The date of this prospectus is July 15, 2003



 InterActiveCorp 152 West 57th Street, New York, New York 10019. 212.314.7300

                              ABOUT THIS PROSPECTUS



   IAC has filed with the Securities and Exchange Commission, or SEC, a registration statement, of which this prospectus forms a part, with respect to the resale of the Shares from time to time under Rule 415 under the Securities Act.

   This prospectus provides you with a general description of the Shares being offered. The section "Plan of Distribution" on page 7 provides a description of the sale of the securities. To the extent required, the number of Shares to be sold, the purchase price, the public offering price, the names of any agent or dealer and any applicable commission or discount with respect to a particular sale will be set forth in an accompanying prospectus supplement. A prospectus supplement also may update or change information contained in the basic prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described in the section "WHERE YOU CAN FIND MORE INFORMATION."


   You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information IAC incorporates into this document by reference. IAC has not authorized anyone to provide you with different information. Information contained on IAC's website at www.iac.com is not part of this prospectus. The offering of the securities covered by this prospectus shall not constitute an offer in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION


   This prospectus and the SEC filings that are incorporated by reference into this prospectus contain "forward-looking statements" within the meaning of the securities laws. These forward-looking statements include, but are not limited to, statements relating to IAC's industry, plans, objectives, expectations, intentions, assumptions, anticipated financial performance, business prospects, other statements contained in this prospectus that are not historical facts and/or statements preceded by, followed by or that include the words the words "believes," "could," "expects," "anticipates," "estimates," "intend," "plans," "projects," "seeks," or similar expressions. IAC has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to IAC. For those statements, IAC claims the protection of the safe harbors for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the section "RISK FACTORS," that may affect the operations, performance, development and results of IAC's business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this prospectus.


   You should understand that the following important factors, in addition to those discussed in the documents incorporated in this prospectus by reference, could affect IAC's future results and could cause those results to differ materially from those expressed in such forward-looking statements:



   o Material adverse changes in economic conditions generally, or in such conditions affecting IAC's markets or industries;

   o Future regulatory and legislative actions and conditions affecting IAC's operating areas;

   o  Competition from others;


   o  Successful integration of IAC's divisions' management structures;


   o  Product demand and market acceptance;

   o The ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms;

   o  The ability to maintain the integrity of IAC's systems and infrastructure;

   o  The ability to expand into and successfully operate in foreign markets;

   o  Obtaining and retaining key executives and employees;

   o  Acts of terrorism;

   o  War or political instability; and

   o Other risks and uncertainties as may be detailed from time to time in IAC's public announcements and filings with the Securities and Exchange Commission.

   IAC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.


                       WHERE YOU CAN FIND MORE INFORMATION


   IAC files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. IAC's SEC filings are also available to you free of charge at the SEC's website at www.sec.gov.


   As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" information into this prospectus, which means that IAC can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that IAC subsequently files with the SEC will automatically update this prospectus. This prospectus incorporates by reference the documents set forth below that IAC has previously filed with the SEC. These documents contain important information about IAC and its financial condition.



   1. Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003.

   2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 15, 2003.

   3. Definitive proxy statement filed on April 30, 2003.

   4. Current Reports on Form 8-K and amendments thereto filed on January 21, 2003, February 7, 2003, February 12, 2003, February 26, 2003, March 19,
      2003, March 25, 2003, March 26, 2003, April 9, 2003, April 10, 2003, April
      15, 2003, May 2, 2003, May 5, 2003, June 4, 2003, June 19, 2003, and
      June 23, 2003 (in each case other than information furnished under Regulation FD).

   5. Amendment No. 1 to Registration Statement on Form S-4 (file no. 333-104973) filed on July 9, 2003 (only with respect to pro forma financial statement information and the description of capital stock contained therein).


   All documents filed by IAC with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are incorporated by reference into this prospectus.

   You may request free copies of these filings by writing or telephoning us at the following address:


                                 InterActiveCorp
                              152 West 57th Street
                            New York, New York 10019
                                 (212) 314-7300
                         Attention: Corporate Secretary




   Information contained on IAC's website is not part of this prospectus. You should rely only on the information contained in this prospectus. IAC has not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus and, with respect to material incorporated herein by reference, the dates of such referenced material.

                                 InterActiveCorp

   InterActiveCorp (Nasdaq: IACI), formerly USA Interactive, is comprised of the following operating businesses: Expedia, Inc. (Nasdaq: EXPE), which oversees Interval International and TV Travel Shop; Hotels.com; HSN; Ticketmaster, which oversees Evite and ReserveAmerica; Match.com, which oversees uDate.com; Entertainment Publications; Citysearch; and Precision Response Corporation. IAC has also entered into an agreement to acquire LendingTree (Nasdaq: TREE), which is expected to be completed in the third quarter of 2003. The goal of IAC is to be the world's largest and most profitable interactive commerce company by pursuing a multi-brand strategy.



   IAC is incorporated under the laws of the State of Delaware. IAC's executive offices are located at 152 West 57th Street, New York, New York 10019 and IAC's telephone number is (212) 314-7300.





                                  THE OFFERING


NUMBER OF SHARES BEING OFFERED  4,400,000 (subject to
HEREBY                          adjustment as a result of the
                                anti-dilution provisions of
                                the stock option agreement)


IAC COMMON STOCK AUTHORIZED     As of the date of this
AND OUTSTANDING                 prospectus, IAC is authorized
                                to issue up to 1,600,000,000 shares of IAC common stock. As of June 15, 2003, there were 493,288,067 shares of IAC common stock outstanding.

USE OF PROCEEDS                 IAC will not receive any
                                proceeds from the sale of
                                Shares by the selling
                                stockholders

TRANSFER AGENT                  The Bank of New York

NASDAQ NATIONAL MARKET SYMBOL   IACI

                                  RISK FACTORS


   AN INVESTMENT IN IAC'S SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING FACTORS CAREFULLY BEFORE DECIDING TO PURCHASE IAC'S SECURITIES. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO IAC OR THAT IAC CURRENTLY DEEMS IMMATERIAL MAY ALSO IMPAIR ITS BUSINESS OPERATIONS.



IAC DEPENDS ON ITS KEY PERSONNEL.

   IAC is dependent upon the continued contributions of its senior corporate management, particularly Mr. Diller, the chairman and chief executive officer of IAC, and certain key employees for its future success. Mr. Diller does not have an employment agreement with IAC, although he has been granted options to purchase a substantial number of shares of IAC common stock.


   If Mr. Diller no longer serves in his positions at IAC, IAC's business, as well as the market price of IAC common stock, could be substantially adversely affected. IAC cannot assure you that it will be able to retain the services of Mr. Diller or any other members of its senior management or key employees.



IAC IS CONTROLLED BY MR. DILLER AND IN HIS ABSENCE WILL BE CONTROLLED BY LIBERTY MEDIA CORPORATION.

   Subject to the terms of an amended and restated stockholders agreement, dated as of December 16, 2001, among Universal Studios, Inc. ("Universal"), Liberty Media Corporation ("Liberty"), Mr. Diller and Vivendi Universal, S.A. ("Vivendi"), Mr. Diller effectively controls the outcome of all matters submitted to a vote or for the consent of IAC's stockholders (other than with respect to the election by the holders of IAC common stock of 25% of the members of IAC's board of directors (rounded up to the nearest whole number) and matters as to which a separate class vote of the holders of IAC common stock or IAC preferred stock is required under Delaware law).


   In addition, under an amended and restated governance agreement, dated as of December 16, 2001, among IAC, Vivendi, Universal, Liberty and Mr. Diller, each of Mr. Diller and Liberty generally has the right to consent to limited matters in the event that IAC's ratio of total debt to EBITDA, as defined in the governance agreement, equals or exceeds 4:1 over a continuous 12-month period. IAC cannot assure you that Mr. Diller and Liberty will consent to any such matter at a time when IAC is highly leveraged, in which case IAC would not be able to engage in such transaction or take such actions.


   Upon Mr. Diller's permanent departure from IAC, Liberty generally would be able to control IAC through its ownership of shares of IAC Class B common stock.



IAC'S SUCCESS DEPENDS ON MAINTAINING THE INTEGRITY OF ITS SYSTEMS AND INFRASTRUCTURE.

   A fundamental requirement for online commerce and communications is the secure transmission of confidential information, such as credit card numbers or other personal information, over public networks. IAC's current security measures may not be adequate and, if any compromise of IAC's security were to occur, it could have a detrimental effect on IAC's reputation and adversely affect its ability to attract customers. As IAC's operations continue to grow in both size and scope, IAC will need to improve and upgrade its systems and infrastructure. This may require IAC to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase.


   IAC relies on its own affiliates' and third-party computer systems and service providers to facilitate and process a portion of its transactions. Any interruptions, outages or delays in these services, or a deterioration in their performance, could impair IAC's ability to process transactions for its customers and the quality of service IAC can offer to them. It is unlikely that IAC could make up for the level of orders lost in these circumstances by increased phone orders.



SYSTEM INTERRUPTION AND THE LACK OF INTEGRATION AND REDUNDANCY IN IAC'S INFORMATION SYSTEMS MAY AFFECT ITS BUSINESS.


   IAC's subsidiaries rely on computer and other systems in order to provide their services to customers. At times, IAC subsidiaries may experience occasional system interruptions that make some or all systems unavailable or prevent the subsidiaries from efficiently fulfilling orders or providing services to third parties. To prevent system interruptions, IAC and its subsidiaries continually add additional software and hardware and upgrade systems and network infrastructure to accommodate both increased traffic on websites and increased sales volume. Computer and communications systems of IAC and its subsidiaries could be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, earthquakes, acts of war or terrorism, acts of God, computer viruses, physical or electronic break-ins and similar events or disruptions. Any of these events could cause system interruption, delays and loss of critical data, and could prevent IAC subsidiaries from providing services to third parties. While IAC and its subsidiaries do have backup systems for certain aspects of operations, the systems are not fully redundant and disaster recovery planning may not be sufficient for all eventualities. In addition, IAC and its subsidiaries may have inadequate insurance coverage or insurance limits to compensate for losses from a major interruption. If any of this were to occur, it could damage the reputation of IAC and its subsidiaries and be expensive to remedy.




DECLINES OR DISRUPTIONS IN THE INDUSTRIES IN WHICH IAC OPERATES, SUCH AS THOSE CAUSED BY TERRORISM, WAR OR GENERAL ECONOMIC DOWNTURNS, COULD HARM IAC'S BUSINESSES. IN ADDITION, A NEGATIVE FINANCIAL PERFORMANCE OF COMPANIES IN WHICH IAC IS THE MAJORITY STOCKHOLDER CAN HAVE A NEGATIVE AFFECT ON IAC'S STOCK PRICE.


   IAC's businesses in general are sensitive to trends or events that are outside of IAC's control. For example, adverse trends or events, such as general economic downturns, decreases in consumer spending, work stoppages and political instability, may reduce the popularity and frequency of the events to which IAC sells tickets, reduce travel and may affect call center and other operations in areas where these trends or events occur. The occurrence of any of these adverse trends or events could significantly impact IAC's businesses, results of operations or financial condition. In addition, IAC's stock price may be adversely affected by negative reports of the results of operations or declines in the stock price of companies in which IAC is a major stockholder, regardless of the affect these negative reports or stock price declines may have on IAC's business, financial condition, results of operations or cash flow.



   Travel is highly sensitive to traveler safety concerns, and thus declines after acts of terrorism that impact the perceived safety of travelers could significantly impact IAC's businesses, results of operations or financial condition. In the aftermath of the terrorist attacks of September 11, 2001, for example, the travel industry experienced a protracted decrease in demand for air travel due to fears regarding additional acts of terrorism and increased costs and reduced operations by airlines due, in part, to new security directives adopted by the Federal Aviation Administration. IAC cannot predict the future scope and effects of these changes, which could significantly impact IAC's long-term results of operations or financial condition.


IAC MAY EXPERIENCE OPERATIONAL AND FINANCIAL RISKS IN CONNECTION WITH ITS ACQUISITIONS. IN ADDITION, SOME OF THE BUSINESSES IAC ACQUIRES MAY INCUR SIGNIFICANT LOSSES FROM OPERATIONS OR EXPERIENCE IMPAIRMENT OF CARRYING VALUE.


   IAC's future growth may be a function, in part, of acquisitions. To the extent that IAC grows through acquisitions, it will face the operational and financial risks commonly encountered with that type of a strategy. IAC would also face operational risks, such as failing to assimilate the operations and personnel of the acquired businesses, disrupting its ongoing business, dissipating its limited management resources and impairing its relationships with employees and customers of acquired businesses as a result of changes in ownership and management. Some of IAC's acquisitions may not be successful and their performances may result in the impairment of their carrying value.


CHANGING LAWS AND REGULATIONS, AND LEGAL UNCERTAINTIES, REGARDING THE INTERNET MAY IMPAIR IAC'S GROWTH AND HARM ITS BUSINESSES.


   A number of proposed laws and regulations regarding the Internet, including with respect to consumer privacy, have been proposed or considered that could impact IAC's businesses. IAC cannot predict whether any of these types of laws or regulations will be enacted or amended and what effect, if any, such laws or regulations would have on its businesses, financial condition or results of operations. In addition, the application of various sales, use and other tax provisions under state and local law to IAC's historical and new products and services sold via the Internet, television and telephone is subject to interpretation by the applicable taxing authorities. IAC believes it is compliant with these tax provisions, but there can be no assurances that taxing authorities will not take a contrary position or that such positions will not have a material adverse effect on IAC's businesses, financial condition and results of operations.


                                 USE OF PROCEEDS



   All of the Shares being offered under this prospectus are being sold by the selling stockholders. IAC will not receive any proceeds from the sale of the Shares by the selling stockholders.

                              SELLING STOCKHOLDERS


   This prospectus relates to the resale from time to time under Rule 415 of the Securities Act of up to 4,400,000 Shares to be issued upon the exercise of the Options. The Options were granted under a stock option agreement, dated as of February 18, 2000, between IAC and Dr. Kofler and IAC's 1999 Stock Option Plan, and are subject to the terms and conditions of the stock option agreement and the stock option plan. Subject to applicable law (including applicable federal and state securities laws), the Options are freely transferable by the holders of the Options by means of a written notice to IAC identifying the transferee of such Option, or by will or the laws of decent and distribution or pursuant to a qualified domestic relations order.


   As of the date of this prospectus, Options to purchase 3,300,000 Shares were exercisable, and Options to purchase an additional 1,100,000 Shares will become exercisable on February 18, 2004. The Options expire on February 18, 2010. This prospectus also relates to an indeterminable number of additional shares of IAC common stock that may become issuable pursuant to the anti-dilution provisions of the stock option agreement.



   This prospectus covers the offer and sale by each selling stockholder named herein of the number of Shares owned by the selling stockholder set forth below. IAC's registration of these Shares does not necessarily mean that the selling stockholders will sell all of their Shares.


   The following table sets forth (1) the names of each selling stockholder, (2) the number of Shares beneficially owned by each selling stockholder and that will be owned upon exercise of the Options prior to the offering, (3) the number of Shares that may be offered or sold by or on behalf of each selling stockholder hereunder, (4) the amount and (if one percent or more) the percentage of shares of IAC common stock to be owned by each selling stockholder upon the completion of the offering assuming all Shares offered by such selling stockholder are sold, and (5) the nature of any position, office or other material relationship, if any, that the selling stockholder has had with IAC within the past three years.



                                   SHARES                        SHARES
                             BENEFICIALLY OWNED   SHARES TO   BENEFICIALLY
                                PRIOR TO THE         BE     OWNED AFTER THE
  SELLING STOCKHOLDERS            OFFERING          SOLD       OFFERING**
  --------------------            --------          ----       --------
                              NUMBER    PERCENT
                              ------    -------
Dr. Georg Kofler ***         3,200,000     *     3,200,000          0
Dr. Bernard Heiss            1,100,000     *     1,100,000          0
RS Vermogensverwaltungs GmbH   100,000     *       100,000          0
   -----------------

   *  Less than one percent (1%)


   ** Because the selling stockholders may sell all or a portion of the Shares that are being offered pursuant to this prospectus, the number of shares of IAC common stock that will be owned by each selling stockholder upon termination of this offering cannot be determined. However, for purposes of this table, IAC has assumed that the maximum number of Shares held by the selling stockholders will be sold. See "PLAN OF DISTRIBUTION."



   ***The Options were granted to Dr. Kofler on February 18, 2000 in consideration of his entering into an employment arrangement with a German affiliate of HSN. In July of 2000, Dr. Kofler was elected to the board of directors of IAC, from which he resigned in February of 2002. As of the date of this prospectus, Dr. Kofler is neither an officer nor employee of IAC or any IAC affiliate. Dr. Kofler has a current economic interest of 1.23% in the Italian home shopping business in which IAC is a passive minority partner and an expectation of an effective 3% interest in IAC-controlled Euvia.


   The Shares are being registered to permit public secondary offering of the Shares. The selling stockholders may offer the Shares for resale from time to time under Rule 415 of the Securities Act. In addition, the selling stockholders identified above may sell, transfer or otherwise dispose of all or a portion of the Shares that they own in transactions exempt from the registration requirements of the Securities Act. See "PLAN OF DISTRIBUTION."

                              PLAN OF DISTRIBUTION

GENERAL

   The Shares may be offered from time to time by the selling stockholders for resale through this prospectus in one or more transactions at fixed prices, at market prices at the same time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their Shares in one or more of the following transactions:

   o  to or through dealers or agents;

   o  directly by the selling stockholders;

   o  in brokerage transactions;

   o on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

   o  in the over-the-counter markets; or

   o a combination of any of the above transactions or by any other legally available means.


   The selling stockholders will act independently of IAC in making decisions with respect to the timing, manner and size of each sale. Shares covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 and do not qualify for sale pursuant to this prospectus. The selling stockholders may not use the registration statement of which this prospectus is a part for purposes of an underwritten offering.

   In order to comply with securities laws in certain jurisdictions, the Shares being offered under this prospectus will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

   This registration statement will terminate upon the earlier of the resale of the Shares offered under this prospectus or the qualification of the Shares for transfer under Rule 144 of the Securities Act.


PROCEEDS, COMMISSIONS AND EXPENSES


   IAC will not receive any proceeds from the sale of Shares by the selling stockholders.


   IAC will pay any printing costs, SEC filing fees and other fees, disbursements and out-of-pocket expenses and costs incurred by us in connection with the preparation of the registration statement of which this prospectus is a part and in complying with all applicable securities and blue sky laws. The selling stockholders will pay all discounts and selling commissions (if any) applicable to the sale of their Shares. The selling stockholders will pay for the fees and expenses of their counsel, as well as all applicable stock transfer taxes.

   The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

NASDAQ LISTING STATUS

   IAC common stock is currently listed on the Nasdaq National Market under the symbol "IACI."




                         CERTAIN MATERIAL UNITED STATES
                            FEDERAL TAX CONSEQUENCES


   The following is a general discussion of certain material United States federal income and estate tax consequences of the ownership and disposition of IAC common stock. This discussion is based on current law, which is subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to holders who hold IAC common stock as capital assets. Moreover, this discussion is for general information only and does not address all the tax consequences that may be relevant in light of your particular circumstances, nor does it discuss special tax provisions which may apply if you have relinquished United States citizenship or residence.



   EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF IAC COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.


   As used herein, a "United States person" is

   o  an individual who is a citizen or resident of the United States;

   o a corporation created or organized in the United States or under the laws of the United States or of any state;

   o an estate the income of which is includible in gross income for United States federal income taxation regardless of its source;

   o a trust if a court in the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

   o any person otherwise subject to United States federal income tax on a net income basis in respect of its worldwide taxable income.


   A "U.S. Holder" is a beneficial owner of IAC common stock who is a United States person. A "Non-U.S. Holder" is a beneficial owner that is not a U.S. Holder. If a partnership (including for this purpose any entity treated as a partnership for United States federal tax purposes) is a beneficial owner of IAC common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. The partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of owning and disposing of IAC common stock.

TAXATION OF U.S. HOLDERS

   This section describes the tax consequences to a U.S. Holder. If you are not a U.S. Holder, this section does not apply to you.



   DISTRIBUTIONS. The amount of any distribution IAC makes in respect of its common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. In general, distributions on IAC common stock will constitute dividend income, taxable at ordinary income rates, to the extent of IAC's current or accumulated earnings and profits. Any excess will be treated as non-taxable return of capital to the extent of the holder's basis in the common stock, and thereafter as capital gain.


   SALES OR EXCHANGES. On the sale, exchange or other disposition of shares of IAC common stock (other than a redemption of the common stock, discussed below), holders will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale, exchange or other disposition and the adjusted tax basis in the stock sold, exchanged or disposed of. This gain or loss will be long-term capital gain or loss if at the time of the sale, exchange or disposition the holder has held the stock sold, exchanged or disposed of for more than one year. The deductibility of capital losses is subject to limitations.


   DIVIDENDS TO CORPORATE SHAREHOLDERS. In general, a distribution on the IAC common stock that is taxable as a dividend and that is made to a corporate shareholder will qualify for the 70% corporate dividends-received deduction under the Internal Revenue Code. However, a dividend that arises upon a redemption of common stock will generally constitute an "extraordinary dividend" under Section 1059 of the Internal Revenue Code. In addition, actual or constructive dividends on common stock that are declared, announced or agreed to within two years of the holder's acquisition of the stock may also constitute "extraordinary dividends." If the extraordinary dividend rules apply, the corporate shareholder may lose some or all of the benefits of the dividends-received deduction. Furthermore, there are many exceptions and restrictions relating to the availability of the dividends-received deduction. Consequently, corporate shareholders should consult their own tax advisors regarding the extent, if any, that the dividends-received deduction is available to them and the extent to which the extraordinary dividend rules may apply.

   REDEMPTION OF IAC COMMON STOCK. A redemption of IAC common stock generally would be a taxable event and would be treated as if the holder sold the common stock if the redemption:



   o  results in a "complete termination" of the holder's interest in IAC stock;


   o is "substantially disproportionate" (i.e., after the redemption, the percentage of all IAC's outstanding voting stock that is owned by the holder is less than 80% of the percentage of all of IAC's outstanding voting stock (and the percentage of all of IAC's outstanding common stock that is owned by the holder is less than 80% of the percentage of all of IAC's outstanding common stock) that was owned by the holder immediately before the redemption); or


   o is "not essentially equivalent to a dividend" (i.e., the redemption must meaningfully reduce the holder's proportionate interest in IAC based on the holder's particular circumstance; the Internal Revenue Service or the IRS has indicated that this test is satisfied by even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs).

   In determining whether any of these tests has been met, holders must take into account the shares of stock actually owned and the shares of stock constructively owned by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code.

   If stock is redeemed in a redemption that meets one of the tests described above, the holder generally would recognize taxable gain or loss equal to the difference between the amount of cash and the fair market value of property received and the holder's tax basis in the stock redeemed. This gain or loss would be long-term capital gain or capital loss if the stock were held for more than one year.

   If a redemption does not meet any of the tests described above, the entire amount of the cash and the fair market value of property received generally would be taxed as a dividend as explained above under "Distributions." If a redemption is treated as a distribution that is taxable as a dividend, the holder's basis in the redeemed stock would generally be transferred to the holder's remaining shares of IAC stock, if any.


   INFORMATION REPORTING AND BACKUP WITHHOLDING. Information reporting will generally apply to dividends received on IAC common stock and to the proceeds received on the sale or disposition of such stock by a U.S. Holder who is not an exempt recipient. Generally, individuals are not exempt recipients, whereas corporations are exempt recipients. Backup withholding will apply only if the U.S. Holder is not an exempt recipient and:


   o fails to furnish its Taxpayer Identification Number or the TIN which, in the case of an individual, is his or her Social Security Number;

   o  furnishes an incorrect TIN;

   o in the case of dividends, is notified by the IRS that it has failed to properly report payments of interest or dividends; or

   o fails to certify, under penalty of perjury, that it has furnished a correct TIN, has not been notified by the IRS that it is subject to backup withholding (or has since been notified by the IRS that it is no longer subject to backup withholding) and is a U.S. person (including a U.S. resident alien).

   U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for demonstrating such an exemption if applicable.

   The amount of any backup withholding from a payment to a U.S. Holder is not an additional tax and is allowable as a credit against the U.S. Holder's United States federal income tax liability, if any, or may be claimed as a refund, provided that the required information is furnished to the IRS.

TAXATION OF NON-U.S. HOLDERS

   This section describes the tax consequences to a Non-U.S. Holder. If you are a U.S. Holder, see the above discussion under "--Taxation of U.S. Holders."

   DIVIDENDS. If dividends are paid, Non-U.S. Holders will be subject to withholding of United States federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, Non-U.S. Holders must properly file with the payor an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty. In addition, where dividends are paid or deemed paid to a Non-U.S. Holder that is a partnership or other pass through entity, persons holding an interest in the entity may need to provide certification claiming an exemption from or reduction in withholding under the applicable treaty.

   If actual or deemed dividends are considered effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, those dividends will not be subject to withholding tax, but instead will be subject to United States federal income tax on a net basis at applicable graduated individual or corporate rates, provided an IRS Form W-8ECI, or successor form, is filed with the payor. In the case of a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

   Non-U.S. Holders must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid or deemed paid with respect to IAC common stock. In addition, if a Non-U.S. Holder is required to provide an IRS Form W-8ECI or successor form, as discussed above, the Non-U.S. Holder must also provide its tax identification number.

   Non-U.S. Holders that are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

   GAIN ON DISPOSITION OF IAC COMMON STOCK. Non-U.S. Holders generally will not be subject to United States federal income tax on any gain realized on the sale or other disposition of IAC common stock unless:

   o the gain is considered effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment (and, in which case, if the holder is a foreign corporation, may be subject to an additional "branch profits tax" equal to 30% or a lower rate as may be specified by an applicable income tax treaty);


   o the holder is an individual who holds the IAC common stock as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or


   o IAC is or has been a "United States real property holding corporation," or a USRPHC, for United States federal income tax purposes. IAC believes that it is not currently, and is not likely to become, a USRPHC. If IAC was to become a USRPHC, then gain on the sale or other disposition of IAC common stock generally would not be subject to United States federal income tax provided:


   o IAC common stock were "regularly traded" on an established securities market; and

   o the holder did not actually or constructively own more than 5% of the IAC common stock during the shorter of the five-year period preceding the disposition or the holder's holding period.


   FEDERAL ESTATE TAX. In the case of an individual, IAC common stock held at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.


   INFORMATION REPORTING AND BACKUP WITHHOLDING. IAC must report annually to the IRS and to each holder the amount of dividends paid or deemed paid and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other applicable agreements.


   Backup withholding is generally imposed on certain payments to persons that fail to furnish the necessary identifying information to the payor. Generally Non-U.S. Holders will be subject to backup withholding with respect to dividends paid on IAC common stock unless they certify their status as Non-U.S. Holders.


   The payment of proceeds of a sale of IAC common stock effected by or through a United States office of a broker will be subject to both backup withholding and information reporting unless the holder provides the payor with the holder's name and address and certifies its Non-U.S. Holder status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of IAC common stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption.

   Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the holder's United States federal income tax liability provided the required information is furnished in a timely manner to the IRS.


                 RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

     In light of the recent answers provided by the SEC to frequently asked questions regarding the use of non-GAAP financial measures, IAC is providing the following additional information to further reconcile presentations of certain non-GAAP financial measures that had been contained in the prior SEC filings referenced herein, which we refer to in this prospectus as the prior filings. The reconciliations below are provided as of the dates of the prior filings, and any reference to the reconciliations in this prospectus should not be viewed as an update or a confirmation of any such information as of the date of this prospectus. The forecasted information provided below reflects numerous assumptions made by IAC's management with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, and many of which are beyond IAC's control. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate. It is expected that there will be differences between actual results and the forecast, and actual results may be materially greater or less than those contained in the forecast. Except to the extent required under applicable securities laws, IAC does not intend to make publicly available any update or other revisions to any of the information herein to reflect circumstances existing after the date of the initial applicable prior filing.

      With respect to Exhibit 99.2 attached to IAC's Current Report on Form 8-K filed on March 19, 2003, set forth below is additional information relating to EBITA and Adjusted Earnings for Expedia:

EXPEDIA PRESENTATION, PAGE 3
RECONCILIATION SCHEDULE
($ IN THOUSANDS)
                                                  EXPEDIA
                                                 OPERATING
                                                  RESULTS

                               YEAR ACTUALS ENDED      FORECAST     THREE
                                DECEMBER 31,           FULL YEAR    MONTHS
                                                                    ENDED
                                                                   MARCH 31,


                                    2001      2002       2003        2003

Revenues                          $296,936  $590,598 $ 844,960   $ 198,760
Cost of revenues                    93,415   189,267   250,990      55,714

Gross profit                       203,521   401,331   593,970     143,046

Product development                 27,202    36,532    51,500      10,964
Sales and marketing                 99,740   159,696   252,386      59,461
General and administrative          26,764    46,603    69,317      15,499

Adjusted EBITA                      49,815   158,500   220,767      57,122

Amortization of intangibles         50,771    22,017    15,997       4,552
Recognition of stock based          13,785     2,884    20,710       7,681
compensation

Amortization of non-cash                --    13,062    15,000       3,004
marketing

Operating profit (loss)            (14,741)  120,537   169,060      41,885
Net interest income and other        4,325    11,276    18,643       2,562
Share of joint venture net loss       (769)     (711)      214        (242)
USA merger related expense          (7,691)  (11,566)       --      (2,002)

Pretax income                      (18,876)  119,536   187,917      42,203
Provision for income taxes              --   (49,543)  (69,789)    (15,337)

NET INCOME                        $(18,876) $ 69,993 $ 118,128 $    26,866

Reconciliation from GAAP net

income to Adjusted Earnings

NET INCOME                        $(18,876) $ 69,993 $ 118,128 $    26,866
Amortization of non-cash                --    13,062    15,000       3,004
marketing
Amortization of intangibles         50,771    22,017    15,997       4,552
Recognition of stock based          13,785     2,884    20,710       7,681
compensation
USA merger related expense           7,691    11,566        --       2,002
Tax effect of adjustments               --   (11,161)  (15,272)     (4,610)

ADJUSTED EARNINGS                 $ 53,371  $108,361 $ 154,563 $    39,495
Diluted Shares                                                     132,028

Adjusted EPS                                                   $      0.30

        With respect to Exhibit 99.1 attached to IAC's Current Report on Form 8-K filed on March 26, 2003, set forth below is additional information relating to a forecasted amount of EBITA to be contributed during 2003 by a newly acquired company:

INTERACTIVECORP
RECONCILIATIONS--EPI PRESS RELEASE, PAGE 1
2003 BUDGET
($ IN MILLIONS, ROUNDING DIFFERENCES MAY EXIST)

                                                        2003

                                                     Amortization
                                          EBITA      of non-cash      Operating
                                                        items           Income


EPI                                     $ 41         $ (10)            $ 31





                                  LEGAL MATTERS



   The validity of the Shares offered by this prospectus is being passed upon for us by David G. Ellen, Deputy General Counsel of IAC.


                                     EXPERTS


   The consolidated financial statements and the related financial statement schedule of IAC at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, incorporated into this prospectus by reference to IAC's Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report, which is incorporated herein by reference, and has been incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


   The following table sets forth the costs and expenses, other than broker-dealer discounts and commissions, expected to be incurred in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.



ITEM                                                        AMOUNT
----                                                        ------
SEC Registration Fee.....................................  $12,007
Printing Fees and Expenses...............................    1,000
Legal Fees and Expenses..................................   20,000
Accounting Fees and Expenses.............................    5,000
Miscellaneous............................................    2,000
                                                             -----
   Total.................................................  $40,007
                                                            =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Registrant's Restated Certificate of Incorporation, as amended, limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's Amended and Restated By-Laws provide that the directors and officers (and legal representatives of such directors and officers) will be indemnified to the fullest extent authorized by the Delaware General Corporation Law with respect to third-party actions, suits, investigations or proceedings provided that any such person has met the applicable standard of conduct set forth in the Delaware General Corporation Law described below. The Registrant's Amended and Restated By-Laws further provide that directors and officers (and legal representatives of such directors and officers) will be indemnified with respect to actions or suits initiated by such person only if such action was first approved by the board of directors. The Registrant's Amended and Restated By-Laws allow the Registrant to pay all expenses incurred by a director or officer (or legal representatives of such directors or officers) in defending any proceeding in which the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition, upon an undertaking by such party to repay such expenses, if it is ultimately determined that such party was not entitled to indemnity by the Registrant. From time to time, officers and directors may be provided with indemnification agreements that are consistent with the foregoing provisions. The Registrant has policies of directors' and officers' liability insurance which insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. The Registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

   Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

ITEM 16.  EXHIBITS

   The following exhibits are filed as part of this registration statement:


EXHIBIT                                  DESCRIPTION
  NO.
--------------------------------------------------------------------------------


   4.1 Amended and Restated Governance Agreement, dated as of December 16, 2001, among Universal Studios, Inc., Liberty Media Corporation, Barry Diller and Vivendi Universal, S.A. (incorporated by reference to
         Exhibit 10.1 to the Registrant's Form 8-K filed on December 18, 2001).

   5.1 Opinion of counsel regarding the legality of the securities being issued.*

  23.1   Consent of Ernst & Young LLP.

  23.2   Consent of counsel (included in Exhibit 5.1).

  24     Powers of Attorney.*

-------------------
* Previously filed

ITEM 17.  UNDERTAKINGS

   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

   (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 15, 2003.




                               INTERACTIVECORP


                               By:      /s/ DARA KHOSROWSHAHI
                                    ---------------------------------
                                           Dara Khosrowshahi
                                      EXECUTIVE VICE PRESIDENT AND
                                        CHIEF FINANCIAL OFFICER



   Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated as of July 15, 2003.


           SIGNATURE                   TITLE
           ---------                   -----

         BARRY DILLER*                 Chairman of the Board, Chief
--------------------------------         Executive Officer and
         Barry Diller                    Director

      VICTOR A. KAUFMAN*               Vice Chairman and Director
--------------------------------
       Victor A. Kaufman

     WILLIAM J. SEVERANCE*             Vice President and Controller
--------------------------------         (Chief Accounting Officer)
     William J. Severance

     /s/ DARA KHOSROWSHAHI             Executive Vice President and
--------------------------------         Chief Financial Officer
       Dara Khosrowshahi

      RICHARD N. BARTON*               Director
--------------------------------
       Richard N. Barton

      ROBERT R. BENNETT*               Director
--------------------------------
       Robert R. Bennett

     EDGAR BRONFMAN, JR.*              DIRECTOR
--------------------------------
      Edgar Bronfman, Jr.

       DONALD R. KEOUGH*               Director
--------------------------------
       Donald R. Keough

     MARIE-JOSEE KRAVIS *              Director
--------------------------------
      Marie-Josee Kravis

        JOHN C. MALONE*                Director
--------------------------------
        John C. Malone

  GEN. H. NORMAN SCHWARZKOPF*          Director
--------------------------------
  Gen. H. Norman Schwarzkopf

          ALAN SPOON*                  Director
--------------------------------
          Alan Spoon

    DIANE VON FURSTENBERG*             Director
--------------------------------
     Diane Von Furstenberg




 * By: /s/ DARA KHOSROWSHAHI
       ---------------------
       Dara Khosrowshahi
       ATTORNEY-IN-FACT

                                INDEX TO EXHIBITS


EXHIBIT                                  DESCRIPTION
  NO.
--------------------------------------------------------------------------------
   4.1 Amended and Restated Governance Agreement, dated as of December 16, 2001, among Universal Studios, Inc., Liberty Media Corporation, Barry Diller and Vivendi Universal, S.A. (incorporated by reference to
         Exhibit 10.1 to the Registrant's Form 8-K filed on December 18, 2001).


   5.1 Opinion of counsel regarding the legality of the securities being issued.*

  23.1   Consent of Ernst & Young LLP.

  23.2   Consent of counsel (included in Exhibit 5.1).

  24     Powers of Attorney.*

-------------------
* Previously filed